Exhibit 99.1

For immediate release:
December 19, 2013

Media Contacts:	Investor Contacts:
Bill Price	Dina Fede
1-973-443-2742 (o)	1-973-443-2969 (o)
william.price@zoetis.com

Elinore White	John O'Connor
1-973-443-2835 (o)	1-973-822-7088 (o)
elinore.y.white@zoetis.com

Zoetis Declares First Quarter 2014 Dividend;
Board Approves 11% Payment Increase

FLORHAM PARK, NJ, December 19, 2013 - The Board of Directors of Zoetis Inc. (NYSE: ZTS) has declared a first quarter dividend payable to holders of the company’s common stock of $0.072 per share, an increase of 11% from the quarterly dividend rate paid in 2013. The dividend is to be paid on Mar. 4, 2014, to holders of record on Jan. 30, 2014.

“Since our IPO in February, we have been able to demonstrate the strength of our business model as an independent company and our commitment to generating long-term value for shareholders,” said Zoetis Chief Executive Officer Juan Ramón Alaix. “With the Board’s approval, we are increasing our dividend as we head into 2014 and continuing our commitment to effective and efficient use of our cash.”

About Zoetis
Zoetis (zô-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on a 60-year history as the animal health business of Pfizer, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services. In 2012, the company generated annual revenues of $4.3 billion. With approximately 9,300 employees worldwide at the beginning of 2013, Zoetis has a local presence in approximately 70 countries, including 29 manufacturing facilities in 11 countries. Its products serve veterinarians, livestock producers and people who raise and care for farm and companion animals in 120 countries. For more information on the company, visit www.zoetis.com

Forward-Looking Statements: This press release contains forward-looking statements, which reflect Zoetis's current views with respect to business plans or prospects, future operating or financial performance, and other future events. These statements are not guarantees of future performance. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

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